PRICING SUPPLEMENT NO. 4                                        Rule 424(b)(2)
TRADE DATE:  04/03/98                               Registration No. 333-34663
(To Prospectus Supplement dated September 30, 1997         Cusip No. 00786WAL3
including the Prospectus dated September 19, 1997)
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                            AEROQUIP-VICKERS, INC.
                               MEDIUM-TERM NOTES

                 Due More Than Nine Months from Date of Issue

Floating Rate Note (  )                    6.875% Fixed Rate Note (X)

Principal Amount:       $17,000,000        Issue Price:$16,792,430 or 98.779%
Original Issue Date:    April 8, 1998      Specified Currency:  USD
Interest Accrual Date:  30/360 basis       Maturity Date:  April 9, 2018

Redemption Date(s):          N/A           New                      Notice of
Redemption Price(s):         N/A           Maturity                 Renewal
Authorized Denominations (if other than    Date(s):                 Date(s):
denominations of $1,000 and integral
multiples of $1,000 in excess thereof      Interest Payment Period:
in U.S. Dollars):            N/A              Semi-Annual

Repayment Date(s):                         Interest Payment Dates: May 1 and
Repayment Price(s):                           November 1 Commencing May 1,
Total Amount of OID:         N/A              1998
Yield to Maturity:           N/A           Global Security:  (X) Yes  (  ) No
Initial Accrual Period OID:  N/A           Exchange Rate Agent:     N/A
Method Used to Determine
  Historical Exchange Rate:  N/A
Yield to Maturity and Initial
  Accrual Period OID:        N/A

(Only applicable to Floating Rate Notes):  Spread (plus or minus):  N/A
  Initial Interest Rate:     N/A           Spread Multiplier:       N/A
  Index Maturity:            N/A           Maximum Interest Rate:   N/A
  Base Rate(s):              N/A           Minimum Interest Rate:   N/A
    If LIBOR, Designated LIBOR Page: N/A   Calculation Rate Agent:  N/A
      (   ) LIBOR Reuters
      (   ) LIBOR Telerate                 Name of Agent: Morgan Stanley
                                                          ($17.0M)
 Index Currency:             U.S. Dollars  Agents' Aggregate Discount or
Interest Reset Period:       N/A           Commission: Agents Fee: $127,500
Interest Reset Dates:        N/A           Discount: $207,570
                                           Net Proceeds to Co.:$16,664,930.00
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( )  Agent is acting as Agent for the sale of Notes by the Company at a price to the public of ( ) 100% of Principal Amount or (  ) _____% of Principal
Amount.

(X) Agent is purchasing Notes from the Company as Principal for resale to Investors and other purchasers at:
(X) a fixed initial public offering price of 100% of the principal amount;
( ) a fixed initial public offering price of ___% of the principal amount; or
( ) varying prices relating to prevailing market prices at time of resale to be determined by Agent.

Additional Terms: